UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Primus Telecommunications Group, Incorporated

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Dear Primus Telecommunications Group, Incorporated Stockholder:

It is my pleasure to invite you to attend the 2011 Annual Meeting of Stockholders of Primus Telecommunications Group, Incorporated. We will hold the 2011 Annual Meeting on Wednesday, August 10, 2011 at 10:00 a.m., Eastern Time, at the Ritz-Carlton Tysons Corner, 1700 Tysons Boulevard, McLean, VA 22102.

The items to be considered and voted on at the 2011 Annual Meeting are described in the Notice of Annual Meeting and are more fully addressed in our proxy materials accompanying this letter. We encourage you to read all of these materials carefully and then to vote the enclosed proxy card.

Whether or not you expect to attend the 2011 Annual Meeting, please vote your shares in order to ensure the presence of a quorum by completing, signing, dating and returning the proxy card in the enclosed postage-prepaid envelope, voting over the Internet or by phone as described in the proxy materials.

On behalf of your Board of Directors, thank you for your continued support and interest in Primus. I look forward to seeing you at the Annual Meeting on August 10, 2011.

Very truly yours,

Peter D. Aquino

Chairman, President and Chief Executive Officer

This Proxy Statement is dated June 24, 2011 and is being mailed to stockholders of Primus on June 30, 2011.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

7901 Jones Branch Drive

Suite 900

McLean, VA 22102

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

August 10, 2011

To our Stockholders:

Primus Telecommunications Group, Incorporated (“Primus” or the “Company”) will hold its 2011 Annual Meeting of Stockholders (the “2011 Annual Meeting”) on Wednesday, August 10, 2011, at 10:00 a.m., Eastern Time, at the Ritz-Carlton Tysons Corner, 1700 Tysons Boulevard, McLean, VA 22102. At the 2011 Annual Meeting, holders of Primus outstanding common stock will be asked to:

1.	Elect the following four directors nominated and recommended by our Board of Directors to serve two-year terms until the 2013 Annual Meeting of Stockholders or until their successors are duly elected and qualified: Peter D. Aquino, Mark E. Holliday, Steven D. Scheiwe and Neil S. Subin;

2.	Consider and vote upon a proposal to ratify the appointment of BDO USA LLP as Primus’s independent registered public accounting firm for the year ending December 31, 2011; and

3.	Consider and take action upon any other business that may properly come before the 2011 Annual Meeting or any postponements or adjournments thereof.

Only stockholders of record of Primus common stock at the close of business on June 15, 2011, which is the record date for the 2011 Annual Meeting, are entitled to notice of, and to vote at, the 2011 Annual Meeting and any adjournments or postponements of the 2011 Annual Meeting. A list of stockholders of record will be available at the 2011 Annual Meeting and for the 10 days prior to the 2011 Annual Meeting, during ordinary business hours, at the office of the Secretary at the above address.

All stockholders are cordially invited to attend the 2011 Annual Meeting. You must bring with you proof of stock ownership and a valid personal photo identification card, such as a driver’s license or passport, in order to be admitted to the 2011 Annual Meeting.

Your vote is important. We appreciate your taking the time to vote promptly. After reading the accompanying Proxy Statement, please vote at your earliest convenience to ensure the presence of a quorum by completing, signing and returning the proxy card in the enclosed, postage pre-paid envelope, voting over the Internet or by phone as described in the proxy materials. Submitting the proxy before the 2011 Annual Meeting will not preclude you from voting in person at the 2011 Annual Meeting if you decide to attend.

The Board of Directors of Primus recommends that stockholders vote “FOR” the election of the four directors (Proposal 1) and “FOR” the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal 2).

By Order of the Board of Directors,

Christie A. Hill, Esq.,

Secretary

McLean, Virginia

June 24, 2011

YOUR VOTE IS VERY IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF A STOCKHOLDER DECIDES TO ATTEND THE ANNUAL MEETING, HE, SHE OR IT MAY, IF SO DESIRED, REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.

OUR 2010 ANNUAL REPORT TO STOCKHOLDERS ACCOMPANIES THE PROXY STATEMENT.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

7901 Jones Branch Drive

Suite 900

McLean, VA 22102

Annual Meeting of Stockholders

August 10, 2011

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE 2011 ANNUAL MEETING

Why Did I Receive this Proxy Statement?

You received this Proxy Statement and enclosed proxy card because the Board of Directors (the “Board”) of Primus Telecommunications Group, Incorporated (“Primus” or the “Company”) is soliciting your proxy to vote at the 2011 Annual Meeting of Stockholders (“2011 Annual Meeting”) and any adjournments of the 2011 Annual Meeting to be held at the Ritz-Carlton Tysons Corner, 1700 Tysons Boulevard, McLean, VA 22102, on August 10, 2011, at 10:00 a.m., Eastern Time. The purpose of the 2011 Annual Meeting and the matters to be acted upon are set forth in the accompanying Notice of 2011 Annual Meeting.

On June 30, 2011, Primus began sending this Proxy Statement, the attached Notice of Annual Meeting and the enclosed proxy card to all stockholders entitled to vote at the 2011 Annual Meeting. Although not part of this Proxy Statement, we are also sending along with this Proxy Statement, our 2010 Annual Report to Stockholders, which includes our financial statements for the fiscal year ended December 31, 2010.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on August 10, 2011.

The Proxy Statement, Notice, and Annual Report to Stockholders for 2010 are available at www.proxyvote.com.

Who Can Vote?

Only stockholders who owned our common stock at the close of business on June 15, 2011 are entitled to vote at the 2011 Annual Meeting. On this record date, there were 13,398,985 shares of our common stock outstanding and entitled to vote. Common stock is our only class of voting stock.

You do not need to attend the 2011 Annual Meeting to vote your shares. Shares represented by valid proxies, received in time for the 2011 Annual Meeting and not revoked prior to the 2011 Annual Meeting, will be voted at the 2011 Annual Meeting. For instructions on how to change or revoke your proxy, see “May I Change or Revoke My Proxy?” below.

How Many Votes Do I Have?

Each share of Primus common stock entitles you to one vote.

How Do I Vote?

Whether or not you plan to attend the 2011 Annual Meeting, we urge you to vote by proxy. If you vote by proxy, the individuals named on the proxy card, or your “proxies,” will vote your shares in the manner you indicate. You may specify whether your shares should be voted for all, some or none of the nominees for director or withheld from all or any one of the nominees for director and whether your shares should be voted for, against or abstain with respect to the other proposals. If your proxy card is signed and returned without any direction given, shares of our common stock represented by the proxy will be voted in accordance with the Board’s recommendation. Voting by proxy will not affect your right to attend the 2011 Annual Meeting.

If your shares are registered directly in your name through our stock transfer agent, Broadridge Corporate Issuer Solutions, Inc., or you have stock certificates registered in your name, you may vote:

•

By Internet or by telephone. Follow the instructions included in the proxy card to vote by Internet or telephone. Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on August 9, 2011.

•	By mail. Complete and mail the enclosed proxy card in the enclosed postage pre-paid envelope. Your proxy will be voted in accordance with your instructions.

•

In person at the 2011 Annual Meeting. If you attend the 2011 Annual Meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the 2011 Annual Meeting.

If your shares are held in “street name” (meaning the shares are held in the name of a bank, broker or other nominee who is the record holder), you must provide the bank, broker or other nominee with instructions on how to vote your shares and can do so as follows:

•	By Internet or by telephone. Follow the instructions you receive from the record holder to vote by Internet or telephone.

•	By mail. You will receive instructions from the record holder explaining how to vote your shares.

•

In person at the 2011 Annual Meeting. Contact the bank, broker or other nominee who holds your shares to obtain a broker’s proxy card and bring it with you to the 2011 Annual Meeting. You will not be able to vote at the 2011 Annual Meeting unless you have a proxy card from your bank, broker or other nominee.

How Does the Board of Directors Recommend I Vote on the Proposals?

The Board recommends that you vote as follows:

•	“FOR” the election of the nominees for director; and

•	“FOR” the ratification of the appointment of our independent registered public accounting firm for the year ending December 31, 2011.

If any other matter is presented at the 2011 Annual Meeting, including a proposal to adjourn or postpone the 2011 Annual Meeting to permit the Company to solicit additional proxies in favor of any proposal, your proxy provides that your shares will be voted by the proxy holder listed on the proxy card in accordance with his or her best judgment. At the time this Proxy Statement was printed, we knew of no matters that needed to be acted on at the 2011 Annual Meeting, other than those described in this Proxy Statement.

May I Change or Revoke My Proxy?

If you give us your proxy, you may change or revoke it at any time before the 2011 Annual Meeting.

If you hold your shares as a record holder, you may change or revoke your proxy in any one of the following ways:

•	By re-voting at a subsequent time by Internet or by telephone as instructed above;

•	By signing a new proxy card with a date later than your previously delivered proxy and submitting it as instructed above;

•	By notifying the Company’s Secretary in writing before the 2011 Annual Meeting that you have revoked your proxy; or

•

By attending the 2011 Annual Meeting in person and voting in person. Attending the 2011 Annual Meeting in person will not in and of itself revoke a previously submitted proxy. You must specifically request at the 2011 Annual Meeting that it be revoked.

Your latest dated proxy card, Internet or telephone vote is the one that is counted.

If your shares are held in the name of a broker, bank or other nominee, you may change your voting instructions by following the instructions of your broker, bank or other nominee.

What if I Receive More Than One Proxy Card?

You may receive more than one proxy card or voting instruction form if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described under “How Do I Vote?” for each account to ensure that all of your shares are voted.

Will My Shares be Voted if I Do Not Vote?

If your shares are registered in your name, they will not be voted if you do not return your proxy card by mail or vote by Internet, telephone or at the annual meeting as described above under “How Do I Vote?”

If your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee who holds your shares as described above under “How Do I Vote?”, the bank, broker or other nominee that holds your shares has the authority to vote your unvoted shares on Proposal 2 even if it does not receive instructions from you. Therefore, we encourage you to provide voting instructions to your bank, broker or other nominee. This ensures your shares will be voted at the 2011 Annual Meeting in the manner you desire.

Recent changes in regulation were made that have taken away the ability of your bank, broker or other nominee to vote your uninstructed shares in the election of directors. Therefore, if you hold your shares in street name, it is critical that you cast your vote if you want your vote to be counted for the election of directors (Proposal 1 of this Proxy Statement). In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your bank, broker or other nominee was allowed to vote your shares on your behalf in the election of directors as it felt appropriate. Thus, if you hold your shares in street name and you do not instruct your bank, broker or other nominee how to vote in the election of directors, no votes will be cast on Proposal 1 on your behalf.

What is a “Broker Non-Vote”?

A “broker non-vote” will occur if your bank, broker or other nominee cannot vote your shares on a particular matter, such as Proposal 1, because it has not received instructions from you and does not have discretionary voting authority on that matter or because your bank, broker or other nominee chooses not to vote on a matter for which it does have discretionary voting authority. Those shares will not be considered entitled to vote with respect to that matter, but will be treated as shares present for the purpose of determining the presence of a quorum.

What Vote is Required to Approve Each Proposal and How are Votes Counted?

Proposal 1: Elect Directors	The nominees for director who receive the most votes (also known as a “plurality” of the votes) will be elected. You may vote either FOR all of the nominees, WITHHOLD your vote from all of the nominees or WITHHOLD your vote from any one or more of the nominees. Votes that are withheld will not be included in the vote tally for the election of directors. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name for the election of directors. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.

Proposal 2: Ratify Appointment of Our Independent Registered Public Accounting Firm	The affirmative vote of the holders of a majority of the shares of Primus common stock cast at the 2011 Annual Meeting by the holders of common stock present, in person or represented by proxy, at the 2011 Annual Meeting and entitled to vote on this proposal is required to ratify the appointment of our independent registered public accounting firm. Abstentions will have no effect on this proposal. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote. We are not required to obtain the approval of our stockholders to select our independent registered public accounting firm. However, if our stockholders do not ratify the selection of BDO USA LLP as our independent registered public accounting firm for the year ending December 31, 2011, our Audit Committee may reconsider its appointment.

Is Voting Confidential?

We will keep all the proxies, ballots and voting tabulations private. We only let our inspector of election examine these documents.

What Are the Costs of Soliciting these Proxies?

We will pay all of the costs of soliciting these proxies. Our directors and employees may solicit proxies in person or by email or other electronic means or by telephone. We will pay these employees and directors no additional compensation for these services. We will ask banks, brokers and other nominees to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their reasonable, out-of-pocket expenses.

What Constitutes a Quorum for the Meeting?

The presence, in person or by proxy, of the holders of a majority of the shares of Primus common stock issued and outstanding and entitled to vote at the 2011 Annual Meeting, is necessary to constitute a quorum at the 2011 Annual Meeting. Votes of stockholders of record who are present at the 2011 Annual Meeting in person or by proxy, abstentions, and broker non-votes are counted for purposes of determining whether a quorum exists. A quorum is necessary before business may be transacted at the 2011 Annual Meeting except that, even if a quorum is not present, the stockholders present, in person or by proxy, shall have the power to adjourn the 2011Annual Meeting from time to time until a quorum is present.

Attending the 2011 Annual Meeting

The 2011 Annual Meeting will be held on Wednesday, August 10, 2011 at 10:00 a.m., Eastern Time, at the Ritz-Carlton Tysons Corner, 1700 Tysons Boulevard, McLean, VA 22102. When you arrive at the Ritz-Carlton Tysons Corner, signs will direct you to the appropriate meeting room. You need not attend the 2011 Annual Meeting in order to vote.

You must bring with you proof of Primus share ownership and a valid personal photo identification card, such as a driver’s license or passport, in order to be admitted to the 2011 Annual Meeting. The purpose of this requirement is to help us verify that you are a stockholder of Primus.

ELECTION OF DIRECTORS

(PROPOSAL 1)

The size of our Board is determined by resolution of the Board, subject to the requirements of our Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Amended and Restated By-laws, as amended (the “By-laws”). Under our Certificate of Incorporation, By-laws, and Board resolutions, the number of directors constituting the entire Board has been initially fixed at five directors. Our Board currently consists of the following five directors: Peter D. Aquino, Mark E. Holliday, Steven D. Scheiwe, John B. Spirtos and Neil S. Subin. Messrs. Aquino, Spirtos and Subin were elected to the Board on July 1, 2009, the effective date of our reorganization plan under Chapter 11 of the Bankruptcy Code, for a two-year term expiring at a future Annual Meeting of Stockholders in 2011. Mr. Scheiwe was appointed to the Board on August 10, 2010 for a term expiring at the 2011 Annual Meeting and Mr. Holliday was appointed to the Board on May 11, 2011 for a term that expires at the 2011 Annual Meeting.

At the 2011 Annual Meeting, at the recommendation of our Nominating and Governance Committee, our Board has nominated Messrs. Aquino, Holliday, Scheiwe and Subin for election at the 2011 Annual Meeting to serve a two-year term until the Annual Meeting of Stockholders in 2013 and until their successors are duly qualified and elected. Mr. Spirtos will not be standing for re-election at the 2011 Annual Meeting.

The proxy holders named in the enclosed proxy card intend to vote the proxy (if you are a stockholder of record) for the election of each of these nominees, unless otherwise instructed. Under SEC rules, proxies cannot be voted for a greater number of persons than the number of nominees named.

Each nominee has consented to be named as a nominee in this Proxy Statement, and we expect each nominee to be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the other nominees and may be voted for a substitute nominee, or, in the discretion of the Board, the position may be left vacant.

The principal occupations and certain other information about the nominees and the additional members of our Board (including the skills and qualifications that led to the conclusion that they should serve as directors) are set forth below.

The Board unanimously recommends a vote FOR the election of Messrs. Aquino, Holliday, Scheiwe and Subin as directors.

BOARD OF DIRECTORS

Information Regarding Directors and Director Nominees

Set forth below is certain information with respect to our directors and director nominees. This information has been provided by each director and director nominee at the request of the Company. None of the directors or director nominees is related to each other or any executive officer of the Company.

Director Nominees

Name	Age	Director Since
Peter D. Aquino	50	2009
Mark E. Holliday (1)(2)(3)	43	2011
Steven D. Scheiwe (1)(2)(3)	50	2010
Neil S. Subin (1)(2)(3)	46	2009

(1)	Member of the Compensation Committee. Mr. Subin is the Chairman of this Committee.
(2)	Member of the Audit Committee. Mr. Holliday is the Chairman of this Committee.
(3)	Member of the Nominating and Governance Committee. Mr. Scheiwe is the Chairman of this Committee.

Peter D. Aquino, 50, was named Chairman, President and Chief Executive Officer of Primus in October 2010. Mr. Aquino has devoted his career to building and restructuring telecommunications services providers, most recently serving as President and Chief Executive Officer of RCN Corporation, a provider of digital video, high-speed data, voice, and high-capacity transport to residential and small, medium and large enterprise and carrier customers from December 2004 to August 2010, leading RCN from emergence of bankruptcy through its sale. Prior to joining RCN, Mr. Aquino was Senior Managing Director of Communications Technology Advisors LLC, focused on restructuring telecom and media companies from 2001 to 2004. Prior to this, he was the Chief Operating Officer of one of the first Triple Play companies in Latin America—designing, building, and operating an integrated cable TV and competitive local exchange carrier throughout nine major cities in Venezuela from 1995 and 2000. Mr. Aquino began his career at Bell Atlantic (now Verizon) in 1983, holding positions in finance, marketing, regulatory and corporate development. He joined Primus’ board in July 2009 and serves on the boards of TiVo Inc. and the United Way of America. He is a graduate of Montclair State College in NJ, and holds an MBA from George Washington University in Washington, DC.

Mark E. Holliday, 43, has served as a director of Primus since May 2011. Mr. Holliday is President of Goshawk Capital Corp., an investment firm which he founded in January 2009, and was a partner at Camden Asset Management, LP, a hedge fund focused on convertible arbitrage, from 2003 to 2009. Prior to joining Camden, Mr. Holliday was a portfolio manager at Deephaven Capital Management, LLC from 2001 to 2002 and a principal at Heartland Capital Corp. from 1995 to 2000. Mr. Holliday has served as a director and audit committee chairman of FiberTower Corporation, a provider of backhaul transmission services to wireless carriers, since November 2008 and of YRC Worldwide, Inc., a provider of transportation and global logistics services, since May 2010. Mr. Holliday formerly served as a director and audit committee chairman of Movie Gallery, Inc., which was the second largest video rental company in the United States, from May 2008 to November 2010, and served as chairman of the board of directors from February 2010 to November 2010, and as a director of Clear Choice Health Plans from January 2009 to June 2010. Mr. Holliday also previously served as audit committee chairman for Assisted Living Concepts, Inc., which operated, owned and leased assisted living residences, from 2002 until its acquisition in 2005, and was chairman of the board and a member of the audit committee for Reptron Electronics, Inc. from 2004 until new equity ownership in 2005. Mr. Holliday also was an audit committee member for TELETRAC, Inc. from 1999 to 2001. Mr. Holliday earned a B.A. in economics from Northwestern University.

Steven D. Scheiwe, 50, has served as a director of Primus since August 2010. Since 2001, Mr. Scheiwe has served as the President of Ontrac Advisors, Inc., a provider of analysis and business management services. Prior to founding Ontrac in 2001, Mr. Scheiwe served as Chief Executive Officer and founding management member of Teletrac, where he led a major strategic and financial restructuring. Mr. Scheiwe began his tenure at Teletrac in 1995 as General Counsel and Secretary. From 1988 to 1995, he was a co-founder, General Counsel and Secretary of Premiere Page, Inc., a radio paging business, which completed an initial public offering in 1993 and merged with Arch Wireless in late 1994. Mr. Scheiwe also served as Senior Legal Counsel and Midwest Office Managing Director, Cable Operations at Hardesty, Puckett, Queen & Co., a national business brokerage operation specializing in cable television systems. Mr. Scheiwe currently serves as a member of the board of directors and member of the audit and compensation committees of FiberTower Corporation and serves as the chairman of the board of directors and chairman of the audit committee of Hancock Fabrics Inc., a specialty retailer of fabrics, home textiles and sewing products. In addition to these current public company directorships, within the past five years, Mr. Scheiwe has served on the boards of directors of General Chemical Industrial Products, Inc., Friedman’s, Inc., American Restaurant Group, Inc., Zemex Minerals Group, Inc., Footstar, Inc. and Movie Gallery, Inc. He received a B.A. from the University of Colorado at Colorado Springs and a J.D. with Honors from the Washburn University School of Law.

John B. Spirtos, 46, has served as a director of Primus since July 2009, the Acting Chief Executive Officer of Primus from August 2010 to October 2010 and the Chairman of Primus from September 2010 to October 2010. Mr. Spirtos has served as Chief Executive Officer of privately-held GridPoint, Inc. since November 2010. GridPoint provides smart grid solutions to producers and consumers of energy. Prior to his appointment as Chief Executive Officer of Gridpoint, Mr. Spirtos served as Executive Vice President of GridPoint from June 2009 to November 2010. From June 2008 to May 2009, Mr. Spirtos was Senior Vice President of Comverse Technology, Inc., a provider of billing and messaging software to the global communications industry. Previously, from August 2004 to June 2008, Mr. Spirtos was Senior Vice President of Corporate Development of NeuStar, Inc., a provider of clearinghouse and directory services to the communications and Internet industry. Prior to 2004, Mr. Spirtos served as President of Corvis Corporation and its wholly owned subsidiary, Broadwing Communications, Inc., an integrated communications equipment and services provider. Since December of 2009, Mr. Spirtos has served as member of the board of directors of Evolving Systems, Inc. Mr. Spirtos is also a member of the board of directors of the Washington Tennis and Education Foundation. From October 2008 through June 2009, Mr. Spirtos served on the board of directors of Ulticom, Inc., and from November 2008 through June 2009, Mr. Spirtos served on the board of directors of Verint Systems Inc. Mr. Spirtos holds a B.S. from the University of California, a J.D. from Southwestern University, and LL.M. and M.B.A. degrees from Georgetown University.

Neil S. Subin, 46, has served as a director of Primus since July 2009. Since its formation in 1991, Mr. Subin has served as managing director and president of Trendex Capital Management, a private investment fund focusing primarily on financially distressed companies. Mr. Subin has served as a director of Hancock Fabrics, Inc. since August 2009, as a director of Movie Gallery, Inc. since May 2008, and as a director of Federal Mogul Corporation since December 2007. In addition, Mr. Subin served as a director of FiberTower Corporation from December 2001 to December 2009.

Analysis of our Directors and Director Nominees in Light of Our Business

We are a global provider of advanced facilities-based communication solutions, including traditional and internet based voice, internet broadband, data, mobile, colocation/hosting, and outsourced managed services to businesses and residential customers in Australia, Canada, the United States and Brazil and to telecommunications carriers worldwide. We own and operate our global network of next generation IP soft switches, media gateways, hosted IP/SIP platforms, broadband infrastructure, fiber capacity, and data centers located in Australia, Canada, the United States and Brazil. Our primary markets are Australia and Canada, where we have deployed significant network infrastructure. We classify our services into three categories: Growth Services, Traditional Services and Wholesale Services. Our focus is on expanding our Growth Services, which includes our broadband, IP-based voice, local, wireless, data and data center services, to fulfill the demand for high quality, competitively priced communications services.

Our Board has considered the experience, qualifications, attributes and skills of its membership in light of our business and structure, and concluded that each of our existing directors should serve on the Board. In particular, the Board considered:

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Mr. Aquino’s experience as a public company chief executive officer and telecommunications executive and his extensive operating experience with digital, high speed data and voice services, as this experience complements Primus’ operating and strategic objectives, including in particular our Growth Services objectives.

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Mr. Holliday’s experience as a director, and in particular, an audit committee chairman, for multiple public companies during the past several years, as well as a career spent largely in capital restructuring, special situations and post-bankruptcy turn arounds, are valuable skills and experience that Primus will leverage during this phase of the Company’s life cycle.

•

Mr. Scheiwe’s experience as the chief executive and a director of multiple telecommunications companies provides him with relevant industry experience and his ten years of consulting experience provides him with valuable insight into evaluating corporate risk, opportunity and strategic direction, plus his business management experience and experience serving on public company boards of directors and various audit and compensation committees are valuable assets to our Board.

•

Mr. Spirtos’ background in investor relations and strategic planning and his significant experience with financings, mergers and acquisitions, telecommunications, technology, legal, tax and regulatory matters are important resources to our Board.

•

Mr. Subin’s financial acumen, leadership skills and prior experience enable him to understand the complex business and financial issues that Primus may face and guide Primus to respond effectively to such challenges.

Director Independence

Our Board has assessed whether each of the directors serving on the Audit Committee, Compensation Committee and Nominating and Governance Committee is an “independent director” as defined by the rules of the New York Stock Exchange (“NYSE”). We have also adopted director independence standards included in our Corporate Governance Guidelines, which our Board uses to determine if a particular director is independent. The Corporate Governance Guidelines are available under the “Corporate Governance” section of our website, www.ptgi.com. Our Board has affirmatively determined that each of Messrs. Holliday, Scheiwe and Subin is an independent director under the rules of the SEC and the NYSE Rules.

Prior to becoming our Acting Chief Executive Officer, Mr. Spirtos was also determined to be an independent director under the rules of the SEC and the independence standards set forth in the Marketplace Rules of The NASDAQ Stock Market LLC which were the rules that we followed prior to being listed on the NYSE. After Mr. Spirtos completed his services as our Chief Executive Officer, he was deemed to be independent under our Corporate Governance Guidelines.

Board of Directors

Size, Composition and Independence of Board of Directors. The size of our Board is determined by resolution of the Board, subject to requirements of Primus’s Certificate of Incorporation and By-laws. Under our Certificate of Incorporation, By-laws and Board resolutions, the number of directors constituting the entire Board has been initially fixed at five (5) directors.

Potential Future Additions to our Board of Directors. As of the date of this Proxy Statement, the size of the Board is fixed at five (5) members. Mr. John Spirtos will not be standing for re-election at the 2011 Annual Meeting; as a result, following the 2011 Annual Meeting, the Board will have four members and one vacancy. The Board intends to fill this vacancy in the future in accordance with the By-laws.

Board Committees

The Board maintains standing Audit, Compensation, and Nominating and Governance Committees.

Audit Committee and Audit Committee Financial Expert

During the year ended December 31, 2010, the Audit Committee held 8 meetings. The Audit Committee currently consists of Mark Holliday (Chairman), Steven Scheiwe and Neil Subin. Mr. Spirtos was on the Audit Committee until the appointment to the Board of Mr. Holliday on May 11, 2011. The Audit Committee has the authority and responsibility to hire an independent registered public accounting firm to audit the Company’s books, records and financial statements, to discuss with such independent registered public accounting firm the results of such audit and review, to conduct periodic independent reviews of the systems of accounting (including systems of internal control), and to make reports periodically to the Board with respect to its findings.

The Board has determined that each current Audit Committee member meets the independence requirements applicable to audit committee members under the NYSE Rules and that each Audit Committee member meets the independence requirements of the SEC under Rule 10A-3(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Of the current committee members, our Board has determined that each of Messrs. Holliday and Scheiwe is an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC. The Audit Committee is responsible, among its other duties, for engaging, overseeing, evaluating and replacing the Company’s independent registered public accounting firm, pre-approving all audit and non-audit services by the independent registered public accounting firm, reviewing the scope of the audit plan and the results of each audit with management and the independent registered public accounting firm, reviewing the internal audit function, reviewing the adequacy of the Company’s system of internal accounting controls and disclosure controls and procedures, reviewing the financial statements and other financial information included in the Company’s annual and quarterly reports filed with the SEC, and exercising oversight with respect to the Company’s code of ethics (the “Code of Ethics”) and other policies and procedures regarding adherence with legal requirements. The Audit Committee’s duties are set forth in the Audit Committee Charter. A copy of the Audit Committee Charter, as amended, is available under the “Corporate Governance” section of our website, www.ptgi.com.

Compensation Committee

During the year ended December 31, 2010, the Compensation Committee held 8 meetings. The Compensation Committee currently consists of Mark Holliday, Steven Scheiwe and Neil Subin (Chairman). The Compensation Committee is responsible for fixing the compensation of the Chief Executive Officer and the other executive officers, deciding other compensation matters such as those relating to the operation of the Primus Telecommunications Group, Incorporated Management Compensation Plan, as amended (the “Management Compensation Plan”), including the award of equity instruments under the Management Compensation Plan, and administering and approving the Company’s management bonus plan.

Each of Messrs. Holliday, Scheiwe and Subin is an “independent director” under our Corporate Governance Guidelines and as that term is prescribed by the NYSE Rules. Under these Rules, as applicable, the recommendation and determination of the compensation of the Chief Executive Officer and the Company’s other executive officers rests with the responsibility of those directors who meet the independence requirements prescribed by such Rules. A copy of the Compensation Committee Charter, as amended, is available under the “Corporate Governance” section of our website, www.ptgi.com.

Nominating and Governance Committee; Corporate Governance Guidelines

During the year ended December 31, 2010, the Nominating and Governance Committee held 4 meetings. The Nominating and Governance Committee currently consists of Mark Holliday, Steven Scheiwe (Chairman) and Neil Subin. Each Committee member meets the independence requirements under our Corporate Governance Guidelines and as prescribed by the NYSE Rules.

The Nominating and Governance Committee is responsible for recommending candidates for election to the Board for approval and nomination by the Board. This Committee also is responsible for making recommendations to the Board or otherwise acting with respect to corporate governance matters, including Board size and membership qualifications, new director orientation, committee structure and membership, communications with stockholders and Board and committee self-evaluations. The Nominating and Governance Committee, as amended, is available under the “Corporate Governance” section of our website, www.ptgi.com.

Nominating and Governance Committee Charter. The Board has, by unanimous Board consent, approved the Nominating and Governance Committee Charter. This Charter provides that the purpose of the Nominating and Governance Committee shall be to (i) identify, review and evaluate candidates to serve as directors of the Company, (ii) serve as a focal point for communication between such candidates, non-committee directors and the Company’s senior management, (iii) recommend such candidates to the Board, and (iv) make such other recommendations to the Board regarding affairs relating to the directors of the Company (excluding director compensation, which is the responsibility of the Compensation Committee) and to advise the Board with respect to Board composition, procedures and committees.

The Nominating and Governance Committee Charter enumerates qualities needed for, and factors impacting, Board service, including: experience, skills, expertise, diversity (“Diversity Considerations”), personal and professional integrity, character, business judgment, sufficient time to devote to Board matters, conflicts of interest and other relevant factors deemed appropriate in the context of the needs of the Board. In evaluating Diversity Considerations, the Nominating and Governance Committee utilizes an expansive definition of diversity that includes differences of experience, education and talents, among other things. While the Nominating and Governance Committee does not have a formal diversity policy, it seeks to achieve a range of talents, skills and expertise on the Board and evaluates each nominee with regard to the extent to which he or she contributes to this overall mix.

Corporate Governance Guidelines. In addition to the Nominating and Governance Committee Charter, the Board has approved, following recommendation by the Nominating and Governance Committee, Corporate Governance Guidelines (the “Guidelines”) that provide, among other things, that each member of the Board shall:

•	dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties;

•	comply with the duties and responsibilities set forth in the Guidelines and the By-laws of the Company;

•	exercise business judgment and act with loyalty and care in conformity with governing law in such manner that each member believes to be in the best interests of the Company and its stockholders; and

•	adhere to the Company’s Code of Ethics and policies adopted by the Board.

The Guidelines provide that directors should be persons of good character who possess all of the following personal characteristics: integrity; accountability; judgment; responsibility; and high performance standards (through which directors should have a history of achievement).

In evaluating the suitability of individual candidates and nominees, the Guidelines provide that the Nominating and Governance Committee and the Board shall consider relevant factors, including, but not limited to, the following minimum qualifications for Board service:

•	A candidate’s general understanding of marketing, finance, corporate strategy and other elements relevant to the operation of a publicly-traded company in today’s business environment;

•	A candidate’s understanding of the Company’s business; and

•	A candidate’s educational and professional background, experience and character.

The Guidelines provide that the Board, in consultation with the Nominating and Governance Committee, will consider actual or potential related party transactions and any associated impact on director independence.

Director Nomination Process; Departure Policies. The Nominating and Governance Committee may use multiple sources for identifying director candidates, including its own contacts and referrals from other directors, members of management, the Company’s advisors, and executive search firms. The Nominating and Governance Committee will consider director candidates recommended by stockholders, in accordance with applicable law, rule or regulation, and will evaluate such director candidates in the same manner in which it evaluates candidates recommended by other sources. For those potential new director candidates who appear upon first consideration to meet the Board’s selection criteria, the Nominating and Governance Committee will conduct appropriate inquiries into their background and qualifications and, depending on the result of such inquiries, arrange for in-person meetings with the potential candidates. Directors are obligated to complete orientation training concerning the Company and required to comply with limitations on outside activities directors may engage in, absent Board approval.

If a stockholder wishes to nominate a candidate to be considered for election as a director at the 2012 Annual Meeting, such stockholder must follow the procedures described below under the heading “Stockholder Proposals”.

The Nominating and Governance Committee is responsible for reviewing and making a recommendation to the Board regarding the continued service of the Company’s directors, (i) based upon service to the Company during a director’s term, attendance, participation, quality of performance and actual or potential conflicts of interest, and (ii) in the event an employee director’s employment with the Company is terminated for any reason or a non-employee director changes his/her primary job responsibility since the time such director was most recently elected to the Board. The Guidelines provide that members of the Company’s management serving on the Board who cease to serve as a member of the Company’s management shall offer his or her resignation from the Board effective on the last date of employment; while the Board need not accept such offer of resignation, in general, a member of the Company’s management shall not continue to serve as a member of the Board following such cessation of employment. The Guidelines also provide that members of the Board will resign from the Board upon the occurrence of certain specified sanctions, charges or admissions of fault or liability, subject to the Board’s refusal to accept such resignations in certain circumstances.

The Nominating and Governance Committee Charter and the Guidelines are intended to provide a flexible set of criteria for the effective functioning of the Company’s director nominations process. The Nominating and Governance Committee intends to review its Charter and the Guidelines at least annually and anticipates that modifications may be necessary from time to time as the Company’s needs and circumstances evolve, and as applicable legal or listing standards change. The Nominating and Governance Committee or the Board may amend the Nominating and Governance Committee Charter and Guidelines at any time, in which case the most current version will be available on the Company’s website at www.ptgi.com.

Stockholder Communications with the Board

The Board welcomes communications from the Company’s stockholders and has adopted a procedure for receiving and addressing those communications. Stockholders may send written communications to either the full Board or the non-employee directors as a group by writing to the Board or the non-employee directors at the following address: Board of Directors/Non-Employee Directors, Primus Telecommunications Group, Incorporated, 7901 Jones Branch Drive, Suite 900, McLean, Virginia 22102, Attention: Corporate Secretary. Communications by e-mail should be addressed to corpsec@ptgi.com and marked “Attention: Corporate Secretary” in the “Subject” field. The Corporate Secretary will review and forward all stockholder communications to the intended recipient, except for those stockholder communications that are outside the scope of board matters or duplicative of other communications by the applicable stockholder and previously forwarded to the intended recipient.

Annual Meeting Attendance

During the year ended December 31, 2010, our full Board held 11 meetings. During 2010, each of our directors attended more than 75% of the aggregate number of meetings of our Board and the committees on which he served. Directors are expected, absent schedule conflicts, to attend our Annual Meeting of Stockholders each year. Two Directors attended our 2010 Annual Meeting of Stockholders.

Code of Ethics

We have adopted a Code of Ethics applicable to all directors, officers and employees, including the Chief Executive Officer, senior financial officers and other persons performing similar functions. The Code of Ethics is a statement of business practices and principles of behavior that support our commitment to conducting business while maintaining the highest standards of business conduct and ethics. Our Code of Ethics covers topics including, but not limited to, compliance resources, conflicts of interest, compliance with laws, rules and regulations, internal reporting of violations and accountability for adherence to the Code. A copy of the Code of Ethics is available under the “Corporate Governance” section of our website, www.ptgi.com. Any amendment of the Code of Ethics or any waiver of its provisions for a director, executive officer or senior financial officer must be approved by the Board and will be publicly disclosed, pursuant to applicable SEC and applicable stock exchange rules.

Board Leadership Structure

Mr. Aquino currently serves as both our Chairman of the Board and our Chief Executive Officer. The Board considers this leadership structure to be suitable for Primus because it allows one person to lead and represent the Company and the Board, while also providing for effective oversight by an independent Board. The Board believes that having Mr. Aquino serve in the roles of Chairman and Chief Executive Officer is appropriate for Primus and its stockholders at this time, particularly in view of Mr. Aquino’s in-depth knowledge of Primus’s business and industry. The Board also believes that the strength of its independent directors, each of whom serves on the Board without any affiliation with management or any stockholder group, mitigates the risk of any potential conflicts that might result from combining the roles of Chief Executive Officer and Chairman.

Effective May 24, 2010, the Guidelines provide that the Chairman shall be elected annually by the Board following the Annual Meeting of Stockholders and that in the event the Chairman is neither a non-executive nor an “independent” director, the Board shall select another director to serve as “Lead Independent Director” from among the members of the Board that are determined at that time by the Board to be “independent.” The Chairman may be removed as Chairman at any time by a majority of the members of the Board. Mr. Subin currently serves as the Company’s Lead Independent Director.

Board Role in Risk Oversight

Primus’s Board supervises and has control over Primus’s governance and compliance processes and procedures. As part of this role, the Board has overall responsibility for risk supervision, with a focus on material risks facing the Company. The Board primarily discharges its risk supervision responsibilities through its Audit Committee and Compensation Committee functions, each of which reports its activities to the Board. The risk supervision responsibilities of the Board’s committees include the following:

•

Audit Committee. The Audit Committee is responsible for the supervision of risk policies and processes relating to the financial statements and financial reporting processes. This Committee reviews Primus’s risk management procedures and policies and discusses with management Primus’s material operating and financial risk exposures and the manner in which such exposures are managed.

•

Compensation Committee. The Compensation Committee is responsible for evaluating potential compensation-related risks and supervising management’s assessment of risks related to employee compensation policies and programs.

Primus’s Chief Executive Officer and other members of the Company’s senior management team primarily design, implement, execute and monitor Primus’s risk management policies and procedures. The Audit Committee meets with our senior management team periodically to review Primus’s risk management practices.

Compensation of Directors

Annual Cash Compensation. From the beginning of 2010 and through the third quarter 2010, the Company paid non-employee directors a quarterly fee of $7,500, reimbursed their expenses and paid a $2,500 supplement for each regular quarterly meeting attended. In November 2010, the cash compensation structure for non-employee directors was revised. Commencing in the fourth quarter 2010, the Company pays non-employee directors the following fees on a quarterly basis in arrears: (i) $40,000 annual fee for each non-employee director; (ii) $20,000 annual retainer for the Lead Independent Director; (iii) $15,000 annual retainer for the Chair of the Audit Committee; (iv) $10,000 annual retainer for the Chair of the Compensation Committee; (v) $7,500 annual retainer for the Chair of the Nominating and Governance Committee; and (vi) $5,000 annual retainer for each non-Chair committee membership. Such amounts are prorated for non-employee directors who are elected during the year. The Company also reimburses non-employee directors for their expenses under the revised cash compensation structure. Employees of the Company who also serve as directors do not receive compensation for service on the Board.

Stock-Based Compensation. On the date of the 2010 Annual Meeting of Stockholders, each non-employee director was granted a stock option to purchase 10,000 shares of our common stock with an exercise price per share equal to the fair market value of a share of common stock on the date of grant vesting ratably in three installments commencing on the date of grant and on each of the first two anniversaries thereafter, such that 100% of the option will be vested and exercisable on the second anniversary of the grant date (subject to continued service as a non-employee director through each applicable vesting date).

In November 2010, the stock-based compensation structure for non-employee directors was revised. Commencing with the 2011 Annual Meeting, unless otherwise provided by the Compensation Committee, immediately following each Annual Meeting of the Stockholders during the term of the Management Compensation Plan and for which equity is available under such plan, each non-employee director will be granted an award of 5,000 restricted stock unit awards (“RSUs”) and a stock option to purchase 10,000 shares of our common stock with an exercise price per share equal to the fair market value of a share of common stock on the date of grant. Each RSU award will vest in two equal installments on the first and second anniversary of the grant date (subject to continued service as a non-employee director through each applicable vesting date). Each stock option so granted will vest and become exercisable ratably in three installments commencing on the date of grant and each of the first two anniversaries thereafter (subject to continued service as a non-employee director through each applicable vesting date). In the event a non-employee director is first elected to the Board other than at an Annual Meeting of Stockholders, the Compensation Committee shall grant to such newly-elected director, as of the date of the election, pro rata annual non-employee director grants for the estimated service period until the next Annual Meeting of Stockholders. All other terms and conditions of the grants will be established by the Compensation Committee and set forth in the non-employee director’s award agreement.

In addition, in November 2010, in consideration of past services and as an incentive for future continued performance, Messrs. Subin and Scheiwe each received a one-time grant of 50,000 and 5,000 RSUs, respectively. Mr. Subin’s RSUs vest 50% on the date of grant, 25% on December 31, 2011 and 25% on December 31, 2012 (subject to continued service as a non-employee director through each applicable vesting date), and Mr. Scheiwe’s RSUs vest one-third on the date of grant, one-third on December 31, 2011 and one-third on December 31, 2012 (subject to continued service as a non-employee director through each applicable vesting date). Mr. Scheiwe was also granted a stock option to purchase 10,000 shares of our common stock at an exercise price per share equal to the fair market value of a share of common stock on the date of grant vesting ratably in three installments commencing on the date of grant and each of the first two anniversaries thereafter (subject to continued service as a non-employee director through each applicable vesting date).

Non-Employee Director Compensation Table

The following table provides compensation information for the year ended December 31, 2010 for each non-employee director:

Director	Fees Earned or Paid In Cash	Stock Awards (1)	Option Awards (2)	Total
Steven D. Scheiwe (3)	$26,250	$49,000	$37,470	$112,720
Neil S. Subin (4)	$50,625	$490,000	$28,428	$569,053

Total	$76,875	539,000	$65,898	$681,773

(1)	These amounts represent the aggregate grant date fair value of RSUs granted in 2010 computed in accordance with FASB ASC Topic 718, formerly SFAS No. 123(R)(“ASC 718”). A discussion of the assumptions used in determining grant date fair value may be found in Note 12 to our Financial Statements, included in our Annual Report on Form 10-K for the year ended December 31, 2010.
(2)	These amounts represent the aggregate grant date fair value of stock option awards granted in 2010 computed in accordance with ASC 718. A discussion of the assumptions used in determining grant date fair value may be found in Note 12 to our Financial Statements, included in our Annual Report on Form 10-K for the year ended December 31, 2010.
(3)	At December 31, 2010, Mr. Scheiwe had 3,333 RSUs outstanding and 10,000 stock options, of which 3,333 were vested and 6,667 were unvested.
(4)	At December 31, 2010, Mr. Subin had 25,000 RSUs outstanding and 10,000 stock options, of which 3,333 were vested and 6,667 were unvested.

Stock Ownership Guidelines

The Guidelines provide that members of the Board are strongly encouraged to have equity ownership in the Company. In general, it is expected that within three (3) years after initial election or appointment to the Board, each member of the Board should own a minimum of $100,000 in common stock of the Company as of December 31st of such year (with such value to be determined as the higher of (i) the market value on December 31st of such year or (ii) the cost of the common stock at the time of purchase or vesting).

EXECUTIVE OFFICERS, EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

Executive officers are elected by and serve at the discretion of the Board. Set forth below is information regarding our executive officers as of June 15, 2011.

Name	Age	Position
Peter D. Aquino	50	Chairman of the Board of Directors, President and Chief Executive Officer

Christie A. Hill	50	General Counsel, Secretary, and Senior Vice President, Compliance Officer

James C. Keeley	45	Acting Chief Financial Officer, Corporate Controller and Treasurer

Richard Ramlall	55	Senior Vice President, Corporate Development and Chief Communications Officer

Peter D. Aquino. Mr. Aquino’s biography can be found under “Board of Directors—Information Regarding Directors and Director Nominees.”

Christie A. Hill, 50, became the Company’s General Counsel, Secretary and Senior Vice President, Compliance Officer in March 2011. Prior to Primus’ merger with Arbinet Corporation on February 28, 2011, Ms. Hill served as the General Counsel and Secretary of Arbinet since February 1, 2010, following her role as the Oversight Liaison and Reporting Executive for the Troubled Asset Relief Program at the U.S. Department of Treasury from October 2009 to February 2010. From 1998 until 2008, Ms. Hill worked at Nextel Communications and then at Sprint Nextel Corporation, where she held various leadership positions in the company’s legal and governance organizations, including her most recent position as Vice President, Corporate Secretary and Chief Ethics Officer. Prior to Nextel, she served as counsel at Honda of America Mfg., where her responsibilities included a variety of corporate and transactional matters. Ms. Hill began her career at Jones Day in the firm’s mergers and acquisitions group. She received her Juris Doctor (with Honors) from the Ohio State University College of Law and her Bachelor of Arts (Summa Cum Laude) from the Ohio State University.

James C. Keeley, 45, joined the Company as Vice President of Finance in May 2009, became an executive officer (Vice President—Corporate Controller) in October 2009, Acting Chief Financial Officer (Principal Financial Officer) in September 2010, Treasurer in March 2011 and Corporate Controller (Principal Accounting Officer) in May 2011. Mr. Keeley has over 20 years of financial reporting and accounting experience with both private and public companies. Prior to joining the Company, Mr. Keeley was a self-employed consultant providing finance and accounting services from August 2008 to May 2009. From November 2006 to August 2008, Mr. Keeley was Vice President—Consumer Investment Banking at FBR Capital Markets Corporation. From March 2003 to November 2006, Mr. Keeley was the Corporate Controller of 3SI Security Systems, Inc., which provides cash protection systems for banks. Prior to March 2003, Mr. Keeley held various financial reporting and accounting positions, including Senior Director of Financial Reporting, with two publicly traded retail companies, The Pep Boys—Manny, Moe & Jack and David’s Bridal, Inc. Mr. Keeley is a certified public accountant. Mr. Keeley holds a Bachelor of Science from Fairmont State College.

Richard Ramlall, 55, joined the Company as Senior Vice President, Corporate Development and Chief Communications Officer in November 2010. Mr. Ramlall most recently served as Senior Vice President Strategic External Affairs and Programming at RCN Corporation, a provider of digital video, high-speed data, voice, and high-capacity transport to residential and small, medium and large enterprise and carrier customers. His tenure at RCN extended from March 2005 to August 2010, during which he led the company’s regulatory, government affairs, programming, and investor relations and public relations efforts. Before joining RCN, he served as Senior Managing Director and Executive Vice President of Spencer Trask Media and Communications Group, LLC.

Mr. Ramlall served as Vice President and Managing Director for Strategy, Marketing and International Government Affairs for Bechtel Telecommunications. Mr. Ramlall was also Executive Director for International Business Affairs for Bell Atlantic International and he spent more than 18 years in Verizon and its predecessor organizations, serving in a variety of executive positions including strategy, government affairs, marketing, business development, regulatory and legal positions. Mr. Ramlall has served as a board member of Evolving Systems, Inc. since March 2008 and he currently serves as a board member of the Alzheimer’s Association, National Capital Area Chapter. In 1990, Mr. Ramlall was selected to serve a one-year appointment under the Presidential Exchange Executive Program of the White House. He holds a Bachelor of Science in Business Administration and an MGA (Technology Management) from the University of Maryland.

Summary Compensation Table

The following table sets forth, for the last two fiscal years ended December 31, 2010 and 2009, the total compensation paid or accrued to our Chief Executive Officer, our former Chief Executive Officers, our two most highly compensated executive officers other than our Chief Executive Officer whose total compensation exceeded $100,000 for the fiscal year ended December 31, 2010 and two additional executive officers who would have been among the two most highly compensated executive officers except for the fact that they were not serving as executive officers of the Company as of December 31, 2010 (collectively, the “Named Executive Officers”).

Name	Year	Salary ($)	Bonus ($)	Stock Awards (3)		Option Awards ($) (5)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($) (8)	Total ($)
Aquino, Peter D. (1)	2010	175,417	133,918	1,192,625		28,428		657,996	(7)	14,621	2,203,005
Chairman, President and Chief Executive Officer

Spirtos, John B. (2)	2010	241,250	—	490,000		28,428		—		—	759,678
Former Acting Chief Executive Officer

Singh, K. Paul	2010	490,000	—	—		—		—		3,497,180	3,987,180
Former Chairman, President and Chief Executive Officer	2009	735,000	350,000	919,420	(4)	67,111	(6)	—		4,602	2,076,133

DePodesta, John F.	2010	143,748	—	—		—		—		1,897,814	2,041,562
Former Executive Vice President, Chief Legal Officer, Chief Development Officer, Secretary and Director	2009	575,000	25,000	317,968	(4)	25,209	(6)	—			943,177

Guirgis, Mark	2010	190,008	70,500	49,000		—		—		6,000	315,508
Former Vice President, Planning and Analysis and Treasurer

Keeley, Jr., James C.	2010	238,000	97,447	49,000		—		—		4,900	389,347
Vice President, Acting Chief Financial Officer

Kloster, Thomas R.	2010	266,672	—	—		—		—		814,233	1,080,905
Former Chief Financial Officer	2009	400,000	275,000	136,692	(4)	9,977	(6)	—		2,000	823,669

(1)	Mr. Aquino earned $30,000 in cash (which has been included in his salary amount) and received an option award with an aggregate grant date fair value of $28,428 for serving on our Board prior to becoming our Chairman of the Board, President and Chief Executive Officer.
(2)	Mr. Spirtos served as our Acting Chief Executive Officer from August 27, 2010 until October 12, 2010 and was paid $200,000 in salary for this service. Mr. Spirtos earned $41,250 in cash (which has been included in his salary amount), received an RSU award with an aggregate grant date fair value of $490,000 and received an option award with an aggregate grant date fair value of $28,428 for his services as a non-employee director prior to and after his serving as Acting Chief Executive Officer.
(3)	These amounts represent the aggregate grant date fair value of stock awards granted in 2010 computed in accordance with “ASC 718”. A discussion of the assumptions used in determining grant date fair value may be found in Note 12 to our Financial Statements, included in our Annual Report on Form 10-K for the year ended December 31, 2010.
(4)

These amounts represent RSU awards granted in 2009. These awards vest in two equal tranches if at least 90% of specified Adjusted EBITDA targets are met for any fiscal year during the ten-year term of the award, provided employment continues through such date. In light of these performance conditions, the values presented above have been calculated based on the aggregate grant date fair value of awards computed using the probable outcome of performance conditions (“Probable Outcome Valuation”) in accordance with ASC 718. Each RSU award’s Probable Outcome Valuation equaled the maximum value of such awards. See Note 12 to our Financial Statements, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 regarding assumptions underlying the valuation of these awards.

(5)	These amounts represent the aggregate grant date fair value of options granted in 2010 computed in accordance with ASC 718. A discussion of the assumptions used in determining grant date fair value may be found in Note 12 to our Financial Statements, included in our Annual Report on Form 10-K for the year ended December 31, 2010.
(6)	A portion of the 2009 award contains time-based vesting provisions (which value was calculated utilizing ASC 718) and a portion contains performance-based vesting provisions (which value was calculated using the Probable Outcome Valuation). These options had a Probable Outcome Valuation equal to the maximum value of such options. See Note 12 to our Financial Statements, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 regarding assumptions underlying the valuation of these awards.
(7)	This amount represents the earned portion of the Initial Long Term Incentive Award as defined under “Narrative Disclosure to Summary Compensation Table—Employment Agreement with Peter D. Aquino”.
(8)	These amounts represent matching contributions made to the Company’s 401(k) plan on behalf of each of the Named Executive Officers, as well as the following additional amounts: for Mr. Aquino, $14,621 reimbursement for attorneys’ fees and medical expenses; for Mr. Singh, $19,737 related to reimbursements for medical expenses and financial planning expenditures, $41,443 related to payout of unused PTO, $20,000 related to reimbursement for attorney’s fees and $3.4 million in severance payments; for Mr. DePodesta, $243,000 for certain health and insurance benefits, $1,581,225 in severance payments and $66,973 in consulting fees; and for Mr. Kloster, $33,322 related to payout of unused PTO, $650,000 in severance payments, $14,911 in COBRA continuation coverage, $46,000 for continued participation in other welfare plans and $70,000 in consulting fees.

Narrative Disclosure to Summary Compensation Table

Employment Agreement with Peter D. Aquino. In October 2010, we entered into an employment agreement with Peter D. Aquino, our Chairman, President and Chief Executive Officer (the “Aquino Employment Agreement”). The Aquino Employment Agreement provides for a term of employment beginning on October 12, 2010 (the “Start Date”) until the earlier of (1) March 31, 2014, (2) the termination of Mr. Aquino’s employment by either party by written notice of termination given to the other party at least six months in advance of such termination, or (3) Mr. Aquino’s death or disability. Pursuant to the Aquino Employment Agreement, Mr. Aquino will earn an annualized base salary of $650,000 from the Start Date until December 31, 2011, an annualized base salary of $700,000 from January 1, 2012 to December 31, 2012, and an annualized base salary of $750,000 from January 1, 2013 to March 31, 2014. The respective annualized base salary will be prorated for the time period of the Start Date to December 31, 2010, and for the time period of January 1, 2014 to March 31, 2014. Mr. Aquino will also be entitled to annual calendar year performance bonuses, with a target cash bonus of 100% of his base salary (the “Target Bonus”) upon accomplishment of certain performance objectives established by the Compensation Committee of the Board. Further, while employed, the Company will pay the premiums on a disability insurance policy for Mr. Aquino and reimburse Mr. Aquino for up to $10,000 in out of pocket medical expenses and financial planning services per year and up to $15,000 in out of pocket legal expenses for the negotiation of the employment agreement.

In addition to the foregoing, the employment agreement provides for four different cash, restricted stock or RSU awards payable to Mr. Aquino. First, Mr. Aquino received a grant of 164,500 restricted shares of common stock of the Company (“Initial Award”) pursuant to the Company’s Management Compensation Plan. The restricted shares subject to the Initial Award vest in three installments of 54,833 shares, 54,833 shares and 54,834 shares, provided Mr. Aquino is still employed with the Company on each such vesting date, on January 1, 2011, January 1, 2012 and January 1, 2013, respectively.

Second, the Aquino Employment Agreement provides for an initial long term incentive award (the “Initial Long Term Incentive Award”) to reflect a significant and substantial increase above the trailing 60 day average share price of the Company’s common stock prior to the Start Date. The Initial Long Term Incentive Award is composed of three separate award tranches, payable on June 30, 2011 in cash or RSUs at the Company’s option. If the closing price of the Company’s common stock reaches $12.00 any time prior to July 1, 2011, Mr. Aquino will receive $657,996 or 54,833 RSUs. If the closing price of the Company’s common stock reaches $14.00 any time prior to July 1, 2011, Mr. Aquino will receive $767,662 or 54,833 RSUs. If the closing price of the Company’s common stock reaches $16.00 any time prior to July 1, 2011, Mr. Aquino will receive $877,344 or 54,834 RSUs. As of June 15, 2011, Mr. Aquino had earned the first and second tranche of the Initial Long Term Incentive Award and the Company determined to pay such award in RSUs.

Third, the Aquino Employment Agreement provides for a second long term incentive award (the “Second Long Term Incentive Award” and, together with the Initial Long Term Incentive Award, the “Long Term Incentive Award”) covering the period commencing on July 1, 2011 through March 31, 2014. The Second Long Term Incentive Award is composed of three separate award tranches, payable within 30 days after the target closing price with respect to which an applicable tranche is attained, and is payable in cash or RSUs at the Company’s option. If the closing price of the Company’s common stock reaches $12.00 any time between July 1, 2011 and March 31, 2014, Mr. Aquino will receive $657,996 or 54,833 RSUs. If the closing price of the Company’s common stock reaches $14.00 any time between July 1, 2011 and March 31, 2014, Mr. Aquino will receive $767,662 or 54,833 RSUs. If the closing price of the Company’s common stock reaches $16.00 any time between July 1, 2011 and March 31, 2014, Mr. Aquino will receive $877,344 or 54,834 RSUs. Each respective tranche will only be awarded to the extent that the corresponding tranche was not previously awarded under the Initial Long Term Incentive Award. Therefore, no amounts are payable pursuant to the Second Long Term Incentive Award that would be duplicative of any amounts paid pursuant to the Initial Long Term Incentive Award.

Fourth, the Aquino Employment Agreement provides for three different short term incentive awards to be granted in 2011, 2012 and 2013 (together, the “Short Term Incentive Awards” and each, a “Short Term Incentive Award”) of up to an aggregate $5,040,000 in cash or RSUs, at the option of the Company. The vesting of each respective Short Term Incentive Award amount will be based on time and performance. At the time each Short Term Incentive Award is first payable or to vest, one-half of the possible total amount of such respective award will be payable or qualified to vest to Mr. Aquino based on his continued employment at that time. The amount of the other one-half of such Short Term Incentive Award that will become payable or vest will be determined at the time such award is first payable or to vest and be based on achievement of certain operational objectives, established by the Compensation Committee of the Board, in the one-year period following the initial grant of the respective Short Term Incentive Award. The first Short Term Incentive Award will be in an amount up to $1,560,000 in cash or RSUs and will be payable or vest equally over a three-year period on March 31, 2012, March 31, 2013 and March 31, 2014. The second Short Term Incentive Award will be in an amount up to $1,680,000 in cash or RSUs and will be payable or vest equally over a two-year period on March 31, 2013 and March 31, 2014. The third Short Term Incentive Award will be in an amount up to $1,800,000 in cash or RSUs and will be payable or vest on March 31, 2014. The amount of RSUs will be determined based on the award amount divided by the trailing 10 day average closing price of the Company’s common stock.

The Aquino Employment Agreement also provides for an increase in the number of shares of the Company’s common stock subject to the Initial Award and the Long Term Incentive Award if the Company issues, within 10 months of the Start Date, more than 1,288,000 shares of the Company’s common stock other than in connection with (i) the exercise, conversion or exchange of previously issued equity securities, (ii) the exercise, conversion or exchange of previously issued or subsequently issued debt securities or securities issued pursuant to clauses (iii) or (iv) below, (iii) securities issued pursuant to grants to employees and consultants of the Company, or (iv) securities issued pursuant to any public offering. The amount of the increase will be equal to five percent of the shares issued.

Mr. Aquino is subject to non-compete and non-solicit restrictive covenants during the term of his employment and for a period of one year (regardless of how, when or why Mr. Aquino’s employment terminates) following the termination of his employment. Mr. Aquino is also subject to restrictive covenants prohibiting disclosure of confidential information and intellectual property of the Company.

Employment Agreement with James C. Keeley. On May 9, 2009, the Company entered into an employment letter with James C. Keeley. Under the terms of the 2009 employment letter, Mr. Keeley received an annual base salary of $170,000 and an annual discretionary bonus of up to 20% of his base salary, based on Company and personal performance. Effective October 16, 2009, Mr. Keeley’s base salary was increased to $190,000 upon becoming Vice President, Corporate Controller and Chief Accounting Officer. On September 1, 2010, Mr. Keeley’s annual base salary was increased to $334,000 upon becoming the Company’s Interim

Chief Financial Officer. On March 23, 2011, the Company entered into an amended and restated employment letter with James C. Keeley in connection with his appointment as Acting Chief Financial Officer and Treasurer (Principal Financial Officer) of the Company. Effective April 1, 2011, Mr. Keeley receives an annual base salary of $285,000 and an annual discretionary bonus of up to 50% of his base salary, based on the achievement of certain performance criteria determined by the Compensation Committee. Mr. Keeley’s employment letter also provides that he is eligible to participate in the Company’s equity award plans, and if the Company terminates his employment without cause, the Company shall pay him severance benefits in the amount of twelve months of his then-current base salary, plus reimbursement for the Company’s portion of monthly COBRA premiums for up to twelve months. According to Mr. Keeley’s employment letter, “cause” shall include the following, to be determined in the reasonable judgment of the Company: Mr. Keeley’s dishonesty, fraud, misappropriation, embezzlement, willful misconduct or gross negligence with respect to the Company, or any other action in willful disregard of the interests of the Company; Mr. Keeley’s refusal or willful failure to satisfactorily perform any duties assigned to him; Mr. Keeley’s conviction of, or pleading guilty or no contest to (i) felony, (ii) any misdemeanor (other than a traffic violation), or (iii) any other crime or activity that would impair his ability to perform his duties or impair the business reputation of the Company; Mr. Keeley’s failure or refusal to comply with Company standards, policies or procedures; or Mr. Keeley’s death or incapacity due to physical or mental illness that results in absence from work for twelve consecutive months.

Employment Agreement with K. Paul Singh. The material terms of the employment agreement with K. Paul Singh are discussed under “—Potential Payments Upon Termination or Change in Control—Separation Agreement with K. Paul Singh” below.

Employment Agreement with Thomas R. Kloster. The material terms of the employment agreement with Thomas R. Kloster are discussed under “—Potential Payments Upon Termination or Change in Control—Separation Agreement with Thomas R. Kloster” below.

Employment Agreement with Mark Guirgis. The material terms of the employment agreement with Mark Guirgis are discussed under “—Potential Payments Upon Termination or Change in Control—Separation Agreement with Mark Guirgis” below.

Employment Agreement with John F. DePodesta. The material terms of the employment agreement with John F. DePodesta are discussed under “—Potential Payments Upon Termination or Change in Control—Separation Agreement with John F. DePodesta” below.

Annual Bonus Determinations. Overall cash incentive bonuses for the Named Executive Officers are payable based upon the following criteria: (i) the Company’s operating and financial performance (principally performance relative to revenue and EBITDA goals); (ii) success in strengthening the balance sheet and improving the liquidity position of the Company; (iii) furthering the Company’s strategic position in the marketplace through developing and executing new strategic product initiatives; (iv) ensuring compliance with SEC and Sarbanes-Oxley requirements; and (v) individual contribution. Incentive bonus awards paid for 2010 performance were awarded on a case-by-case basis, at the discretion of the Compensation Committee and without any standardized weighting of the foregoing criteria. Payouts were made after consideration of the foregoing criteria and emphasis on individualized efforts. Incentive compensation consists of cash bonuses and awards made under the Management Compensation Plan, and the objective is to motivate executives annually, and to promote long-term growth. We refer to these opportunities as “bonus” opportunities consistent with historical practice. In the latter half of the first quarter of each year, the Compensation Committee generally decides whether to grant individual cash bonuses and determines the amount of these bonuses and awards. The performance bonus targets for 2010 for the Company’s Named Executive Officers were based on the criteria stated above. The Compensation Committee’s review of bonuses was based on its knowledge of the Company, its contact with the executives throughout the year and a review of performance, with a primary focus on individual performance as described above.

Benefits. The Company’s Named Executive Officers receive limited benefits that would be considered executive benefits. Most benefits are consistent with those offered generally to employees, which consist of life insurance, travel accident insurance, health insurance, dental insurance, short-term and long-term disability and opportunities to participate in the Company’s 401(k) plan. The Company matches up to 50% of the employee’s 401(k) plan contributions, up to the first 6% of such employee’s salary, with a maximum of $2,000 annually for 2009 and $6,000 annually for 2010.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information with respect to our Named Executive Officers concerning unexercised stock option awards, unvested restricted stock awards and unvested RSU awards as of December 31, 2010. The market value of our restricted stock and RSU awards is based on the closing price on December 31, 2010 of our common stock of $12.50 on the OTCBB.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Aquino, Peter D. (1)	3,333	6,667	—	$7.60	7/30/2020	219,333	$2,741,663	—	—
Spirtos, John B. (2)	3,333	6,667	—	$7.60	7/30/2020	25,000	$312,500	—	—
Singh, K. Paul (3)	28,732	—	19,155	$12.22	8/31/2011	—	—	76,619	$957,738
DePodesta, John F. (4)	9,937	—	2,484	$12.22	3/31/2011	—	—	9,937	$124,213
Guirgis, Mark (5)	3,516	—	3,516	$12.22	7/14/2011	3,333	$41,663	—	—
Keeley, Jr., James C. (6)	—	—	—	—	—	3,333	$41,663	—	—
Kloster, Thomas R. (7)	4,272	—	2,847	$12.22	8/31/2011	—	—	11,390	$142,375

(1)	Mr. Aquino’s 6,667 unvested stock options vest in two equal tranches at July 30, 2011 and 2012, respectively. His 164,500 shares of restricted stock vests in three equal tranches at January 1, 2011, 2012, and 2013, respectively. 54,833 RSUs vest on June 30, 2011.
(2)	Mr. Spirtos’ 6,667 unvested stock options vest in two equal tranches at July 30, 2011 and 2012, respectively. His 25,000 unvested RSUs vest in two equal tranches at December 31, 2011 and 2012, respectively.
(3)	Mr. Singh’s unvested stock options and RSUs are performance based and the payout was determined by the Compensation Committee in March 2011. See below under “Potential Payments Upon Termination or Change of Control—Separation Agreement with K. Paul Singh” for a description of the performance metrics.
(4)	Mr. DePodesta’s unvested stock options and RSUs are performance based and the payout was determined by the Compensation Committee in March 2011. See below under “Potential Payments Upon Termination or Change of Control—Separation Agreement with John F. DePodesta” for a description of the performance metrics.
(5)	Mr. Guirgis’ unvested stock options vest in two equal tranches on January 1, 2011 and July 1, 2011, respectively. His unvested RSUs vest in two equal tranches at December 31, 2011 and 2012, respectively. These unvested RSUs, along with the tranche of options vesting on July 1, 2011, were cancelled in connection with Mr. Guirgis’ termination in March 2011.
(6)	Mr. Keeley’s unvested RSUs vest in two equal tranches at December 31, 2011 and 2012, respectively.
(7)	Mr. Kloster’s unvested stock options and RSUs are performance based and the payout was determined by the Compensation Committee in March 2011. See below under “Potential Payments Upon Termination or Change of Control—Separation Agreement with Thomas R. Kloster” for a description of the performance metrics.

Potential Payments Upon Termination or Change of Control

Our Named Executive Officers are entitled to certain compensation in the event of termination of their employment.

Employment Agreement with Peter D. Aquino. The following table outlines the potential payments that would be made to Mr. Aquino assuming separation from the Company on December 31, 2010, based on the terms of the Aquino Employment Agreement then in effect.

	Non-renewal of Employment Agreement (1)	Termination for Cause or Voluntary Resignation (2)	Involuntary Termination without Cause, Termination by Mr. Aquino for Good Reason or upon a Change of Control (3)
Salary	$650,000	$0	$1,300,000
Bonus		$0	$1,300,000
Accelerated Vesting of Equity Awards (4)	$0	$0	$3,459,743
Other Benefits	$20,194	$0	$20,194

(1)	If Mr. Aquino’s employment is not renewed by the Company upon the termination of the Aquino Employment Agreement, subject to the satisfaction of certain other specified conditions, including the execution of a separation and release agreement, the Company shall pay Mr. Aquino an amount equal to one year of his base salary in the year prior to termination, and Mr. Aquino will be entitled to continued participation in the welfare benefit plans of the Company during the one-year period following his termination. If Mr. Aquino chooses not to renew the Aquino Employment Agreement upon its expiration, he will not be entitled to any severance pay and shall cease to participate in the welfare benefit plans of the Company subsequent to his termination.
(2)	If Mr. Aquino is terminated by the Company for Cause, or voluntarily resigns (other than for Good Reason), he will be entitled only to his base salary, benefits and unreimbursed business expenses through the date of termination.
(3)	If Mr. Aquino is involuntary terminated by the Company without Cause (other than on an account of death or disability), or if Mr. Aquino terminates his employment for Good Reason, prior to March 31, 2014 or upon a Change of Control, and subject to the satisfaction of certain other specified conditions, including the execution of a separation and release agreement, then Mr. Aquino will be entitled to (i) all previously earned and accrued, but unpaid, base salary as of the date of termination, plus an amount equal to the Target Bonus prorated for the year through the date of termination, (ii) severance pay equal to two (2) times the sum of base salary plus the Target Bonus in the year of termination, (iii) all outstanding stock options, and other equity grants, as applicable, granted to Mr. Aquino becoming 100% vested and exercisable in accordance with their terms, and (iv) continued participation in the welfare benefit plans of the Company that Mr. Aquino participated in prior to his termination for a period of one year following his termination, subject to certain restrictions.
(4)	Amounts are based on the closing price on December 31, 2010 of our common stock of $12.50 on the OTCBB. Assumes that the Initial Award will fully vest and be paid in 164,500 shares of common stock, the Initial Long Term Incentive Award that had been earned will fully vest and be paid in 109,666 shares of common stock and the unvested portion of his outstanding stock option grant would vest.

If Mr. Aquino dies or is disabled, Mr. Aquino, or his estate, as applicable, will be entitled to all previously earned and accrued, but unpaid, base salary and bonuses up to the last day of the month in which Mr. Aquino’s death occurs, or up to the date on which Mr. Aquino becomes entitled to receive disability benefits under the Company’s long-term disability plan.

The Aquino Employment Agreement defines the following terms used in this section:

Cause is defined as the occurrence of any of the following: (i) the willful and continued failure by Mr. Aquino to substantially perform his material duties to the Company (other than due to disability) after written notice from the Company; (ii) misconduct that results in demonstrable damage to the business or reputation of the Company or its subsidiaries; (iii) conviction of, or pleading of nolo contendere to, (A) a misdemeanor involving moral turpitude or (B) a felony; (iv) fraud against the Company or misappropriated Company property (other than incidental property); or (v) a material violation of any written policy of the Company or its subsidiaries, including any written code of conduct applicable to senior executives of the Company or members of the Board.

Good Reason is defined as (i) a material reduction in Mr. Aquino’s salary; (ii) a material reduction in his status, position, responsibilities or duties during the employment period; (iii) a material breach of the Aquino Employment Agreement by the Company; or (iv) involuntary relocation to a principal location of employment more than fifty (50) miles outside of Northern Virginia, provided, in each case, that Mr. Aquino has not consented to or waived compliance with, as applicable, any of the foregoing.

Change of Control is defined as (i) sale of more than 50% of the outstanding capital stock of the Company in a single or related series of transactions; (ii) the merger or consolidation of the Company with or into any other corporation or entity, other than a wholly-owned subsidiary of the Company, where the Company is not the surviving entity; or (iii) a sale of all or substantially all of the assets of the Company to an unrelated entity; provided, however, that a “Change of Control” will not include any sale, merger, consolidation or other transaction (A) in which all or substantially all of the beneficial owners of the outstanding capital stock of the Company immediately prior to the consummation thereof continue to own more than fifty percent (50%) of the outstanding capital stock of the Company immediately following the consummation thereof, or (B) resulting from an exchange of debt securities of the Company for equity securities of the Company.

Severance arrangement with James C. Keeley. The following table outlines the potential payments that would be made to Mr. Keeley assuming separation from the Company on December 31, 2010, based on the Company’s severance policy then in effect.

Payments and Benefits	Involuntary Termination without Cause (1)
Salary	$167,000
Other Benefits	$10,097

(1)	If Mr. Keeley is involuntary terminated by the Company without Cause, then Mr. Keeley will be entitled to (1) severance pay equal to the amount of six months of his then-current base salary, and (2) reimbursement for the Company’s portion of monthly COBRA premiums for up to six months.

Severance Arrangement with John B. Spirtos. The Company did not have any severance arrangement with Mr. Spirtos.

Separation Agreement with K. Paul Singh. On October 6, 2010, the Company, Primus Telecommunications, Inc. (“PTI” and together with the Company, the “Companies”) and K. Paul Singh entered into a Termination Agreement (the “Singh Termination Agreement”) in connection with his termination, as of August 31, 2010 (the “Termination Date”). The Company and Mr. Singh were parties to an Executive Employment Agreement dated April 26, 2007 (the “Singh Employment Agreement”) that provided that if Mr. Singh is terminated by the Company without “cause,” he is entitled to base salary plus the target annual performance bonus in the year of termination divided by 12 and multiplied by two times years of service (not to exceed a total of two years of severance pay) (the “Severance Period”), plus continued participation in the welfare benefit plans of the Company during the Severance Period.

Pursuant to the Singh Termination Agreement and in satisfaction of the Company’s obligations under the Singh Employment Agreement, the Companies are required to make total payments of approximately $3.5 million to Mr. Singh. These payments became due as follows: (1) on March 1, 2011, a lump-sum payment of $3,410,000 (calculated as two times Mr. Singh’s annual base salary at the time of his termination of $735,000 plus an assumed target annual performance bonus of $800,000, together with an additional amount provided in consideration for, among other things, execution of a release and in lieu of Mr. Singh’s continued participation in the Company’s welfare benefit plans); and (2) on October 14, 2010, $19,737.00 to reimburse Mr. Singh for medical and financial planning expenses incurred in 2009 and 2010 (but before September 1, 2010), $829.92 to reimburse him for business expenses submitted to the Companies, and $41,442.69 for the value of his accrued but unused vacation as of the Termination Date. The Companies also agreed to reimburse Mr. Singh for reasonable attorneys’ fees incurred in connection with the Singh Termination Agreement, up to a maximum of $20,000.

The Singh Termination Agreement acknowledges the provisions for the vesting of (1) 76,619 RSUs for common shares granted to Mr. Singh under his July 2, 2009 Restricted Stock Unit Agreement, and (2) 19,155 stock options granted to Mr. Singh under a Non-Qualified Stock Option Agreement dated July 1, 2009, in each case if the Company achieves targeted 2010 Adjusted EBITDA levels as set forth in those agreements. The Singh Termination Agreement modified the methodology for calculating EBITDA, solely for purposes of determining whether Mr. Singh vests in his RSUs and stock options, by excluding from the calculation of EBITDA (1) any inorganic corporate events occurring after August 31, 2010, and (2) the payments made to Mr. Singh pursuant to the Singh Termination Agreement. The Company achieved the targeted 2010 Adjusted EBITDA levels and these awards vested. The remaining unvested RSUs and stock options previously awarded to Mr. Singh were cancelled in connection with the termination of Mr. Singh’s employment.

Pursuant to the Singh Termination Agreement, Mr. Singh will be required to continue to comply with certain restrictive covenants set forth in the Singh Employment Agreement. The Singh Termination Agreement provides that the non-competition covenants in the Singh Employment Agreement will not be deemed to restrict Mr. Singh from (1) engaging or investing in the non-wholesale telecommunications business in countries other than the United States, Canada, Australia or Brazil, or (2) providing restructuring or business advisory services (but provides that the confidentiality and non-solicitation provisions of the Singh Employment Agreement continue to apply with respect to these activities, as well as any others in which he engages).

Separation Agreement with Thomas R. Kloster. On September 17, 2010, the Companies and Thomas R. Kloster entered into a Termination Agreement (the “Kloster Termination Agreement”) in connection with the previously announced termination, as of August 31, 2010, of the employment of Mr. Kloster, who had served as Chief Financial Officer of the Companies.

PTI and Mr. Kloster are parties to a Separation Agreement dated June 30, 2009 (the “Kloster Separation Agreement”). The Kloster Separation Agreement provides, among other things, that if Mr. Kloster is terminated by the Company without “cause,” subject to the execution of a general release of claims and continued compliance with certain restrictive covenants, he is entitled to cash severance payable in installments, equal to one year of annual base salary and his annual bonus target (provided that the combined total of such amounts is not to exceed $650,000) and continuation of certain welfare benefits for a period of twelve months following the date of termination. As of the date of the termination of Mr. Kloster’s employment, no bonus target for 2010 had been set.

Pursuant to the terms of the Kloster Separation Agreement, the Kloster Termination Agreement provides that the Companies have made or will make the following payments to Mr. Kloster: (1) on March 1, 2011, a lump-sum payment of $200,000; (2) commencing on March 15, 2011 and on the fifteenth and last day of each month occurring thereafter through and including August 31, 2011, an amount equal to $16,666.67; (3) on March 1, 2011, a lump-sum payment of $125,000; and (4) on March 31, 2011, and on the last day of each calendar month thereafter through and including August 31, 2011, an amount equal to $20,833.34. In addition, for each month of the first 12 months following the termination of Mr. Kloster’s employment that Mr. Kloster elects to receive COBRA continuation coverage, the Companies will reimburse Mr. Kloster for the amount of the COBRA premium required to be paid for such coverage, and the Companies shall pay Mr. Kloster a lump-sum payment of $46,000 on March 1, 2011, in satisfaction of PTI’s obligations under the Kloster Separation Agreement with respect to Mr. Kloster’s right to participate in the Company’s other welfare benefit plans.

The Kloster Termination Agreement acknowledges the provisions for the vesting of (1) 11,390 RSUs granted to Mr. Kloster under his July 2, 2009 Restricted Stock Unit Agreement, and (2) 2,847 stock options under a Non-Qualified Stock Option Agreement dated July 1, 2009, in each case if the Company achieves targeted 2010 Adjusted EBITDA levels, all as set forth in those agreements. The Company achieved the targeted 2010 Adjusted EBITDA levels and these awards vested. The remaining unvested RSUs and stock options previously awarded to Mr. Kloster were cancelled in connection with the termination of Mr. Kloster’s employment.

As a condition to receiving the amounts payable under the Kloster Termination Agreement, Mr. Kloster executed a general release for the benefit of the Companies and their affiliates. Also on September 17, 2010, the Company and Mr. Kloster entered into an agreement regarding certain professional consultation services to be provided by Mr. Kloster for a six-month period following the termination of his employment. Under this agreement, Mr. Kloster was paid the sum of $20,000 per month for each of September, October and November 2010, the sum of $10,000 per month for each of December 2010 and January 2011, and the sum of $5,000 for February 2011.

Separation Agreement with Mark Guirgis. On April 1, 2011, PTI and Mark Guirgis entered into a Separation and Release Agreement (the “Guirgis Separation Agreement”) in connection with the termination, as of March 17, 2011, of the employment of Mr. Guirgis, who had served as Vice President, Planning and Analysis and Treasurer of PTI. Pursuant to the terms of the Guirgis Separation Agreement, PTI paid to Mr. Guirgis $95,000, which represents six months of Mr. Guirgis’ salary. In addition, for each month of the first six months following the termination of Mr. Guirgis’ employment that Mr. Guirgis elects to receive COBRA continuation coverage, PTI will reimburse Mr. Guirgis for the amount of the COBRA premium required to be paid for such coverage. As a condition to receiving the amounts payable under the Guirgis Separation Agreement, Mr. Guirgis executed a general release for the benefit of the PTI and its affiliates.

Separation Agreement with John F. DePodesta. On March 29, 2010, John F. DePodesta resigned from all of his director, officer and employment positions with the Company and all of its subsidiaries in a mutually agreed upon termination of services. In connection with such resignation, the Companies and Mr. DePodesta entered into a Termination Agreement (the “DePodesta Termination Agreement”) in connection with the mutually agreed upon termination of all positions of Mr. DePodesta with the Companies and all of their affiliates effective as of March 31, 2010.

The Companies and Mr. DePodesta are parties to a Separation Agreement dated July 1, 2009 (the “DePodesta Separation Agreement”). As required under the DePodesta Separation Agreement, the DePodesta Termination Agreement provides that the Companies have paid or will pay Mr. DePodesta (1) on October 1, 2010, an aggregate lump sum payment of $1,581,225; (2) commencing on October 1, 2010, the sum of $10,125 and thereafter make 23 consecutive monthly payments of $10,125 each for certain health and insurance benefits; and (3) the premiums for certain vision and dental insurance coverage for the 18 month period commencing on March 31, 2010. The DePodesta Termination Agreement acknowledges the provisions for the vesting of (1) 9,937 RSUs granted to Mr. DePodesta under his July 2, 2009 Restricted Stock Unit Agreement, and (2) 2,484 stock options granted to Mr. DePodesta under a Non-Qualified Stock Option Agreement dated July 1, 2009, in each case if the Company achieves targeted 2010 Adjusted EBITDA levels, all as set forth in those agreements. The Company achieved the targeted 2010 Adjusted EBITDA levels and these awards vested. The DePodesta Termination Agreement also provided for the vesting of 15,264 stock options granted to Mr. DePodesta under his July 1, 2009 Non-Qualified Stock Option Agreement. The remaining unvested RSUs and stock options previously awarded to Mr. DePodesta were cancelled in connection with his termination.

Under the DePodesta Termination Agreement, Mr. DePodesta executed a general release for the benefit of the Companies and their affiliates and agreed to certain confidentiality, non-solicitation (two years), non-competition (one year), and cooperation covenants and related contractual obligations. The Company and Mr. DePodesta also agreed to an arrangement for certain professional consultation services to be provided by Mr. DePodesta for up to a six-month period following termination. Under this arrangement, Mr. DePodesta was paid $66,973.

Equity Compensation Plan Information

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2010, which consists exclusively of the Management Compensation Plan.

Plan Category	Number of securities issued or to be issued upon exercise of outstanding options and rights (a)	Weighted-average exercise price of outstanding options (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	989,426	$11.34	10,574
Equity compensation plans not approved by security holders	—	—	—

Total	989,426	$11.34	10,574

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 2)

As Proposal 2 for the 2011 Annual Meeting, stockholders are asked to consider and vote upon a proposal to ratify the appointment of BDO USA LLP (“BDO”) as the Company’s independent registered public accounting firm for fiscal year 2011. BDO has served as our independent registered public accounting firm since April 20, 2011. Prior to that time, Deloitte & Touche LLP (“Deloitte”) served as our independent registered public accounting firm. See “—Changes in Independent Registered Public Accounting Firm” below. The Board is submitting this appointment for stockholder ratification at the 2011 Annual Meeting.

Our governing documents do not require that the stockholders ratify the appointment of BDO as our independent registered public accounting firm. We are seeking ratification because we believe it is a good corporate governance practice. If our stockholders do not ratify the appointment, the Audit Committee may reconsider whether to retain BDO, but may retain BDO as the company’s independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that a change would be in the best interests of the Company and its stockholders.

One or more representatives of BDO will be at the 2011 Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions. The Company does not expect that a representative of Deloitte will be present at the 2011 Annual Meeting.

The Primus Board of Directors unanimously recommends that Primus stockholders vote “FOR” the ratification of the appointment of BDO USA LLP as Primus’s independent registered public accounting firm for the year ending December 31, 2011.

Independent Registered Public Accounting Firm Fees

The following table summarizes the aggregate fees paid by us to Deloitte, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates in 2009 and 2010 (in thousands):

	2010	2009
Audit Fees (a)	$1,667	$4,433
Audit-Related Fees (b)	—	64
Tax Fees (c)	440	596
All Other Fees (d)	532	40

Total	$2,639	$5,133

(a)	Fees for audit services include audit of annual financial statements, as required by the Sarbanes-Oxley Act of 2002, Section 404, reviews of quarterly financial statements, statutory and regulatory audits, comfort letters, consents and other matters related to SEC filings.
(b)	Statutory audit fees paid by our subsidiaries.
(c)	Fees for tax services include corporate tax compliance and tax planning and advice.
(d)	Fees for other services include fees billed for permitted non-audit services.

In considering the nature of the services provided by Deloitte, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent registered public accounting firm and management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Pre-Approval Policy

The services performed by the independent registered public accounting firm in 2010 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee at its February 4, 2004 meeting, as amended at its February 9, 2005 meeting. This policy describes the permitted audit, audit-related, tax, and other services (collectively, the “Disclosure Categories”) that the independent registered public accounting firm may perform.

On a quarterly basis, the Audit Committee reviews a description of services (the “Service List”) expected to be performed by the independent registered public accounting firm in each of the Disclosure Categories, the status of services and fees incurred year-to-date against the original Service List and pre-approval limits and the forecast of remaining services and fees for the fiscal year.

Services provided by the independent registered public accounting firm during the year and included in the Service List were pre-approved in accordance with the policies and procedures of the Audit Committee.

Any requests for audit, audit-related, tax, and other services contemplated on the Service List must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.

Change in Independent Registered Public Accounting Firm

On April 20, 2011, the Company dismissed Deloitte as its independent registered public accounting firm. The decision to dismiss Deloitte was considered and approved by the Audit Committee.

The report of independent registered public accounting firm of Deloitte relating to its audits of the consolidated financial statements of the Company as of and for the years ended December 31, 2010 and as of and for the six months ended December 31, 2009 (successor periods), and for the six months ended July 1, 2009 (predecessor period) did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles, except as follows: Deloitte’s report dated March 25, 2011, relating to its audits of the consolidated financial statements of the Company for the periods described in this paragraph contained the following statement: “As discussed in Notes 2 and 4 to the consolidated financial statements, during 2009 the Company and certain subsidiaries filed for reorganization under Chapter 11 of the United States bankruptcy code, and emerged from bankruptcy under a plan of reorganization. As a consequence, the Company adopted fresh-start accounting in accordance with Accounting Standards Codification (“ASC”) No. 852, Reorganizations.”

During the two fiscal years ended December 31, 2009 and 2010, and subsequently through April 20, 2011 (the “Relevant Period”), there were no (1) “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to their satisfaction, would have caused them to make reference in connection with their report to the subject matter of the disagreement, or (2) “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K and related instructions), other than that the Company reported a material weakness in its internal control over financial reporting as of December 31, 2009 due to a material weakness that existed in its internal control over accounting for foreign currency transaction gain (loss) and as of December 31, 2010 due to a material weakness that existed in its internal control over accounting for income taxes.

The Company has provided Deloitte with a copy of the above disclosures and has requested that Deloitte furnish the Company with a letter addressed to the SEC stating whether or not it agrees with the statements made above. A copy of Deloitte’s letter dated April 26, 2011, is attached as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 26, 2011.

On April 20, 2011, the Company engaged BDO as its independent registered public accounting firm for the fiscal year ending December 31, 2011. The decision to engage BDO was considered and approved by the Audit Committee. During the Relevant Period, neither the Company nor anyone acting on its behalf consulted with BDO regarding (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report was provided to the Company or oral advice was provided that BDO concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue, or (2) any matter that was the subject of a “disagreement” or a “reportable event”.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company for fiscal year 2010 with the Company’s management, and also has discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee received both the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence and has discussed with Deloitte & Touche LLP the independence of Deloitte & Touche LLP from the Company.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors of the Company that the audited consolidated financial statements of the Company for fiscal year 2010 be included in the Company’s Annual Report on Form 10-K filed with the SEC on March 25, 2011.

In addition, the Audit Committee has considered whether the provision of services by Deloitte & Touche LLP falling under the headings “Tax Fees” and “All Other Fees” (see “Ratification of Appointment of Independent Registered Public Accounting Firm—Relationship with Independent Registered Public Accounting Firm”) is compatible with maintaining the independence of Deloitte & Touche LLP from the Company, and has determined that the provision of such services is compatible with maintaining such independence. The Audit Committee reviews and approves requests for non-audit services proposed to be performed by Deloitte & Touche LLP prior to engagement.

Respectfully submitted,

Steven D. Scheiwe

John B. Spirtos

Neil S. Subin

TRANSACTIONS WITH RELATED PERSONS

In accordance with our Guidelines, our Board, in consultation with our Nominating and Governance Committee, will consider and approve any transaction deemed to be a related-person transaction.

The Company has entered into indemnification agreements with each of its directors and executive officers. These agreements require the Company to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with the Company.

During the years ended December 31, 2009 and 2010, the Company had no reportable related-person transactions other than those described above.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

As of June 15, 2011, the Company had 13,398,985 shares of its common stock outstanding. For purposes of this filing, beneficial ownership of securities is defined in accordance with the rules of the SEC and means generally the power to vote or exercise investment discretion with respect to securities, regardless of any economic interests therein.

The following table sets forth, as of June 15, 2011, certain information as to the beneficial ownership by each person listed below of shares of the common stock, including shares of common stock as to which a right to acquire beneficial ownership existed (for example, through the exercise of common stock options that are exercisable as of, and within 60 days from, June 15, 2011) within the meaning of Rule 13d-3(d)(1) under the Securities and Exchange Act of 1934, by: (i) each person or group who is known to the Company to be the beneficial owner of more than five percent of the outstanding common stock, (ii) each director, (iii) the Named Executive Officers, and (iv) all directors and executive officers as a group. Unless otherwise indicated, each person had, as of June 15, 2011, sole voting power and sole investment power with respect to the Company’s shares, subject to community property laws as applicable.

Name and Business Address of 5% Stockholders	Number of Shares of Common Stock Beneficially Owned (1)	Percentage of Outstanding Shares of Common Stock (1)
Karen Singer, as Trustee to the Singer Children’s Management Trust (2) 212 Vaccaro Drive Cresskill, NJ 07626	1,700,806	12.7%
Morgens, Waterfall, Vintiadis & Co., Inc. and its affiliates or affiliated funds (3) 600 Fifth Avenue 27th Floor New York, NY 10020	760,000	5.7%
Raptor Capital Management, L.P. (4) 50 Rowes Wharf, 6th Floor Boston, MA 02110	787,600	5.9%

Directors and Executive Officers
K. Paul Singh (5)	156,427	1.2%
Peter D. Aquino (6)	280,833	2.1%
James C. Keeley	1,122	*
Mark Guirgis	1,846	*
John F. DePodesta (7)	2, 484	*
Thomas R. Kloster (8)	2,847	*
Steven D. Scheiwe (9)	5,000	*
John B. Spirtos (10)	31,666	*
Neil S. Subin (11)	31,666	*
Mark E. Holliday (12)	833	*
All executive officers and directors as a group (8 people) (13)	368,612	2.7%

*	Less than 1% of the outstanding common stock.
(1)	Shares of common stock subject to options currently exercisable or which become exercisable on or prior to 60 days from June 15, 2011 are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person. Unless explicitly expressed as beneficially owned in a reporting person’s Schedule 13D or 13G filing, beneficial ownership information and percentages do not include outstanding Company warrants or contingent value rights, which were not exercisable on or prior to 60 days from June 15, 2011.
(2)	Based upon Schedule 13D Amendment No. 1 filed with the SEC on March 9, 2011 by the entity listed above.

(3)	Based upon Schedule 13G Amendment No. 3 filed with the SEC on February 3, 2011 by the entity listed above and its affiliates, or affiliated funds, listed as follows: Phaeton International (BVI) Ltd.; Phoenix Partners, L.P.; and Edwin H. Morgens. Includes reported beneficial ownership of shares subject to warrants to purchase 215,973 shares of common stock of the Company.
(4)	Based upon Schedule 13G filed with the SEC on July 19, 2010 by the persons listed above.
(5)	Includes 47,887 vested stock options.
(6)	Includes 109,667 shares of restricted stock subject to vesting, 3,333 vested stock options, 3,333 stock options that vest within 60 days of June 15, 2011, and an RSU for 109,666 shares that vests within 60 days of June 15, 2011.
(7)	Includes 2,484 vested stock options.
(8)	Includes 2,847 vested stock options.
(9)	Includes 3,333 vested stock options.
(10)	Includes 3,333 vested stock options and 3,333 stock options that vest within 60 days of June 15, 2011.
(11)	Includes 3,333 vested stock options and 3,333 stock options that vest within 60 days of June 15, 2011.
(12)	Includes 833 vested stock options.
(13)	Includes 109,667 shares of restricted stock subject to vesting, 31,129 vested stock options, an RSU for 109,666 shares that vests within 60 days of June 15, 2011, and 10,528 stock options that vest within 60 days of June 15, 2011.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Our executive officers, directors and 10% stockholders are required under the Securities Exchange Act of 1934 to file with the Securities and Exchange Commission reports of ownership and changes in ownership in their holdings in our stock. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all filings required to be made by the Company’s Section 16(a) reporting persons during fiscal year 2010 were made on a timely basis, except for one report on Form 4 was filed late by Mr. Aquino.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g. brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement to those stockholders. Each stockholder will continue to receive a separate proxy card. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Company stockholders will be householding our proxy materials. A single Proxy Statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. We will deliver promptly upon written or oral request a separate copy of the 2010 Annual Report to Stockholders and this Proxy Statement to any stockholder at a shared address to which a single copy of any of those documents was delivered. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker or direct your request to Jim Keeley, Acting Chief Financial Officer, Primus Telecommunications Group, Incorporated, 7901 Jones Branch Drive, Suite 900, McLean, Virginia 22102, or by phone at (703) 902-2800.

Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

Stockholder Proposals

Stockholders may submit proposals on matters appropriate for stockholder action at annual meetings in accordance with regulations adopted by the SEC. Any proposal that an eligible stockholder desires to have presented at the 2012 Annual Meeting of Stockholders concerning a proper subject for inclusion in the Proxy Statement and for consideration at the 2012 Annual Meeting of Stockholders, will be included in the Company’s Proxy Statement and related proxy card if it is received by the Corporate Secretary of the Company at the Company’s principal executive offices, 7901 Jones Branch Drive, Suite 900, McLean, Virginia 22102 no later than March 2, 2012. However, if the date of the 2012 Annual Meeting has been changed by more than 30 days from the date of the 2011 Annual Meeting, then the deadline is a reasonable time before we print and mail our proxy materials. For stockholder proposals to be considered for presentation at the 2012 Annual Meeting of Stockholders although not required to be included in our proxy materials, the deadline for receipt by the Corporate Secretary is no later than May 16, 2012. If a stockholder givens notice of such a proposal after this deadline, the Company’s proxy agents will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at the 2012 Annual Meeting of Stockholders. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these requirements.

Stockholders may submit written recommendations of director candidates by submitting such recommendation, including the candidate’s name and contact information and a statement of the candidate’s background and qualifications, to Primus Telecommunications Group, Incorporated, 7901 Jones Branch Drive, Suite 900, McLean, Virginia 22102, Attention: Corporate Secretary. Such nomination must be received by the Corporate Secretary no later than March 2, 2012.

A copy of our Annual Report on Form 10-K for the year ended December 31, 2010, is being mailed concurrently with this Proxy Statement to stockholders entitled to notice thereof and to vote at our 2011 Annual Meeting. In addition, our Annual Report on Form 10-K, which includes our financial statements, for the fiscal year ended December 31, 2010 and which provides additional information about us can be found on the website of the Securities and Exchange Commission at www.sec.gov. It is also available on our website at www.ptgi.com. You may obtain additional printed copies of our Annual Report on Form 10-K, including our financial statements, free of charge, from us by sending a written request to Investor Relations, Primus Telecommunications Group, Incorporated, 7901 Jones Branch Drive, Suite 900, McLean, Virginia 22201. Exhibits will be provided upon written request and payment of an appropriate processing fee.

STOCKHOLDERS ARE URGED TO IMMEDIATELY MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

PRIMUS TELECOMMUNICATIONS GROUP, INC. c/o Broadridge 44 W. Lancaster Ave Ardmore, PA 19003

1

Investor Address Line 1 Investor Address Line 2

Investor Address Line 3 1 1 OF Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET 2 ANY CITY, ON A1A 1A1

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in the future.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

NAME

THE COMPANY NAME INC.—COMMON THE COMPANY NAME INC.—CLASS A THE COMPANY NAME INC.—CLASS B THE COMPANY NAME INC.—CLASS C THE COMPANY NAME INC.—CLASS D THE COMPANY NAME INC.—CLASS E THE COMPANY NAME INC.—CLASS F THE COMPANY NAME INC.—401 K

CONTROL # 000000000000

SHARES 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

For Withhold For All All All Except

The Board of Directors recommends you vote

FOR the following:

1. Election of Directors

Nominees

01 Peter D. Aquino 02 Mark E. Holliday 03 Steven D. Scheiwe 04 Neil S. Subin

The Board of Directors recommends you vote FOR proposals 2 and 3.

2 To ratify the appointment of BDO USA LLP as Primus Telecommunications Group, Incorporated’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

3 The transaction of such other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For Against Abstain

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

0000000000

02

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1

JOB #

Signature [PLEASE SIGN WITHIN BOX] Date

SHARES CUSIP # SEQUENCE #

Signature (Joint Owners) Date

0000110842_1 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

PROXY SOLICITED BY THE BOARD OF DIRECTORS

August 10, 2011 10:00 AM

The undersigned, revoking all previous proxies, hereby appoints Peter D. Aquino and Christie A. Hill and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution, to vote as indicated below and in their discretion upon such other matters as may properly come before the meeting, all shares which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held on August 10, 2011, and at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

0000110842_2 R1.0.0.11699